Exhibit 99.1

Charles River Announces Second-Quarter 2009 Results

- Sales Decrease 12.5% to $308 Million –

– GAAP Earnings per Share of $0.52
and Non-GAAP Earnings per Share of $0.66 –

- Updates Sales and EPS Guidance for 2009 –

- Expands Opportunities Through Strategic Acquisitions and Partnership -

WILMINGTON, Mass.--(BUSINESS WIRE)--August 4, 2009--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the second quarter of 2009. For the quarter, net sales decreased 12.5% to $308.2 million from $352.1 million in the second quarter of 2008. Sales declined in both the Research Models and Services (RMS) and Preclinical Services (PCS) segments, reflecting in part the negative impact of foreign exchange, as well as softer market demand for the Company’s broad portfolio of products and services, as pharmaceutical and biotechnology clients reprioritize their drug development pipelines and restructure their operations. Foreign currency translation reduced net sales by 5.1%.

On a GAAP basis, net income for the second quarter of 2009 was $34.2 million, or $0.52 per diluted share, compared to net income of $49.1 million, or $0.70 per diluted share, for the second quarter of 2008.

On a non-GAAP basis, net income was $43.1 million for the second quarter of 2009, compared to $55.4 million for the same period in 2008, a decrease of 22.1%. Second-quarter diluted earnings per share on a non-GAAP basis were $0.66, a decrease of 16.5% compared to $0.79 per share in the second quarter of 2008. Both the GAAP and non-GAAP results were impacted primarily by lower sales volume, although the impact was mitigated in the second quarter of 2009 by a lower share count and cost saving actions implemented in both the first and second quarters of the year.

James C. Foster, Chairman, President and Chief Executive Officer, said, “Although continuing softness in demand for both RMS and PCS impacted our second-quarter sales, pricing, inquiry levels and bookings have remained relatively stable through the first half of the year. The cost-saving actions we implemented in the first quarter, augmented by additional actions in the second quarter, enabled us to achieve earnings per share higher than we previously expected. Based on our first-half results and our expectation that clients will continue to spend carefully through the end of the year, we now expect 2009 sales to be 7-9% below last year. Despite the anticipated lower sales, we believe that continuing cost management will enable us to deliver non-GAAP earnings per share between $2.35 and $2.47.”

As a result of the additional cost-saving actions implemented in the second quarter, which included a reduction of performance-based compensation and benefits, as well as selective headcount reductions, the Company recorded a charge of $1.7 million, or approximately $0.02 per share. In total, the first- and second-quarter actions are expected to result in cost savings of approximately $25.0 million in 2009, with an annual run-rate of approximately $30.0 million beginning in 2010.

Mr. Foster continued, “In addition to reporting our second-quarter results today, we are also announcing two acquisitions and a partnership that we believe are strategic opportunities to drive our future growth. We have focused our efforts on identifying those assets and arrangements which we believe will position us to offer our clients novel solutions to the challenges of drug development. Each of these deals brings unique capabilities to Charles River, which we believe are a strategic advantage as we endeavor to offer value-added solutions.”

Second-Quarter Segment Results

Research Models and Services (RMS)

Sales for the RMS segment were $165.7 million in the second quarter of 2009, a decrease of 4.1% from $172.8 million in the second quarter of 2008. Foreign currency translation reduced sales by 4.6%. Excluding the effect of foreign exchange, RMS sales were flat as growth of academic accounts offset softer demand from pharmaceutical and biotechnology clients. Lower sales for the Consulting & Staffing Services business and the divestiture of the Vaccine business in Mexico (September 2008) were partially offset by the acquisitions of MIR (September 2008) and Piedmont Research Center (May 2009).

Primarily as a result of cost-savings actions and lower operating expenses in Japan, the 2009 second-quarter GAAP operating margin increased to 30.7% from 30.2% in the second quarter of 2008. On a non-GAAP basis, the operating margin was 31.9% compared to 30.9% for the second quarter of 2008.

Preclinical Services (PCS)

Second-quarter 2009 net sales for the PCS segment were $142.5 million, a decrease of 20.5% from $179.3 million in the second quarter of 2008. The PCS sales decline was due primarily to slower market demand from both pharmaceutical and biotechnology companies, and the negative effect of foreign currency translation, which reduced sales by 5.6%. The sales decline was partially offset by the acquisition of NewLab BioQuality AG (September 2008).

As expected, lower capacity utilization, pricing pressure and costs associated with the start-up of new facilities in China and Canada, partially offset by cost-savings actions, resulted in lower operating margins for the PCS segment. The 2009 second-quarter GAAP operating margin declined to 11.5% from 16.1% in the second quarter of 2008. On a non-GAAP basis, the operating margin declined to 17.2% from 21.2% in the second quarter of 2008.

Six-Month Results

For the first six months of 2009, net sales decreased by 11.6% to $609.7 million, from $689.8 million in the same period in 2008. Foreign exchange decreased net sales by 5.2%.

On a GAAP basis, net income was $59.6 million, or $0.91 per diluted share, for the first half of 2009, compared to $93.2 million, or $1.32 per diluted share, for the same period in 2008.

On a non-GAAP basis, net income for the first six months of 2009 was $81.3 million, or $1.24 per diluted share, compared to $106.2 million, or $1.51 per diluted share, for the same period in 2008.

Research Models and Services (RMS)

For the first six months of 2009, RMS net sales were $327.2 million, a decrease of 4.2% from first-half 2008 net sales of $341.4 million, with foreign exchange contributing 4.4% to the decline. The RMS segment’s GAAP operating margin was 30.1% in the first half of 2009, compared to 31.6% for the year-ago period. On a non-GAAP basis, the operating margin was 31.7% compared to 32.1% in the first six months of 2008.

Preclinical Services (PCS)

For the first six months of 2009, PCS net sales were $282.5 million, a decrease of 18.9% over first-half 2008 net sales of $348.4 million, with foreign exchange accounting for 6.0% of the decline. On a GAAP basis, the PCS segment operating margin was 9.5% in the first half of 2009, compared to 15.0% in the year-ago period. On a non-GAAP basis, the operating margin was 16.4% in the first half of 2009 compared to 19.8% for the same period in 2008.

Items Excluded from Non-GAAP Results

Items excluded from non-GAAP results in the second quarter of 2009 and 2008 are as follows:

($ in millions)	2Q09	2Q08
Amortization of intangible assets	$7.2	$7.6
Severance related to cost-saving actions	1.7	--
Impairment and other charges (1)	0.2	2.8
Operating losses for PCS Arkansas and clinical Phase I Scotland	1.1	--
SFAS No. 141(R) (Costs associated with evaluation of acquisitions)	0.4	--
U.S. pension curtailment	--	(3.3)
FSP No. APB 14-1 (Convertible debt accounting)	2.7	2.0

(1) In the second quarter of 2009, these items were related primarily to costs associated with the Company’s divestiture of its clinical Phase I business in Scotland on May 15, 2009. In the second quarter of 2008, these items were related primarily to Company’s disposition of its legacy PCS facility in Worcester, Massachusetts, as well as an asset impairment related to the divestiture of the Company’s Vaccine business in Mexico.

Items excluded from non-GAAP results in the first half of 2009 and 2008 are as follows:

($ in millions)	1H09	1H08
Amortization of intangible assets	$13.4	$15.2
Severance related to cost-saving actions	8.8	--
Impairment and other charges (1)	1.8	3.5
Operating losses for PCS Arkansas and clinical Phase I Scotland	2.7	--
SFAS No. 141(R) (Costs associated with evaluation of acquisitions)	0.6	--
U.S. pension curtailment	--	(3.3)
FSP No. APB 14-1 (Convertible debt accounting)	5.1	3.7

(1) In the first half of 2009, these items were related primarily to an asset impairment charge and costs associated with the Company’s divestiture of its clinical Phase I business in Scotland and additional miscellaneous expenses. In the first half of 2008, these items were related primarily to Company’s disposition of its legacy PCS facility in Worcester, Massachusetts, as well as an asset impairment related to the divestiture of the Company’s Vaccine business in Mexico.

2009 Guidance

The Company is updating its forward-looking guidance for 2009, which was originally provided on February 9, 2009. This guidance now assumes stable to slightly higher net sales for the Company in the second half of 2009 compared to the first half of the year, as spending by our pharmaceutical and biotechnology clients continues to be measured. The sales guidance includes the negative impact of foreign exchange, which is now expected to reduce sales by approximately 3.0-3.5% compared to 2008.

2009 GUIDANCE	REVISED	PRIOR
Net sales	(7)% - (9)%	(2)% - (7)%
GAAP EPS estimate	$1.78 - $1.90	$1.86 - $2.16
Amortization of intangible assets	$0.28	$0.27
Severance related to cost-saving actions	$0.10	$0.08
Impairment and other charges	$0.02	$0.02
Operating losses for PCS Arkansas and clinical Phase I Scotland	$0.04	$0.04
SFAS No. 141(R) (Costs associated with evaluation of acquisitions)	$0.01	--
FSP No. APB 14-1 (Convertible debt accounting)	$0.12	$0.11
Non-GAAP EPS estimate	$2.35 - $2.47	$2.30 - $2.60

Announcing Acquisitions and Strategic Partnership

As our clients continue to change their drug discovery and development models, increasingly using outsourcing as a means by which to improve efficiency and throughput, Charles River is identifying opportunities to better support our clients through a broader portfolio of essential products and services. The following strategic acquisitions and partnership are expanding our ability to capitalize on market opportunities now and in the future, as we position the Company to increasingly add value to our clients’ drug development efforts.

Cerebricon Ltd.

Charles River today announced the closing of the acquisition of Cerebricon Ltd. for approximately $9.0 million in cash. Based in Kuopio, Finland, Cerebricon provides discovery services for therapeutic products for treatment of diseases of the central nervous system (CNS), supported by in vivo imaging capabilities. The acquisition is expected to be neutral to both GAAP and non-GAAP earnings per share in 2009.

Cerebricon will join Charles River Discovery and Imaging Services (DIS), a business which has been strategically expanded through the acquisitions of MIR and Piedmont Research Center. As a result of these acquisitions, we have established ourselves as a market-leading provider of non-GLP (Good Laboratory Practice) pharmacology and in vivo imaging services for the evaluation of compound efficacy. Our therapeutic areas of expertise include oncology, cardiovascular, metabolism, inflammation and now CNS, which represent five of the largest areas of biopharmaceutical research and development. We believe that in vivo discovery is a strategic growth avenue, and that our premier platform will continue to attract outsourced services from pharmaceutical and biotechnology partners.

Systems Pathology Company, LLC

Charles River announced today that it has signed an agreement to acquire Systems Pathology Company, LLC (SPC), a pathology-based software company developing the Computer Assisted Pathology System (CAPS™), which is expected to be the next generation of automated digital imaging software tools to augment traditional toxicologic pathology practices. SPC is focused on developing state-of-the-art analytical imaging technologies to automate the labor-intensive tissue evaluation process, which is a significant component of standard preclinical studies. The strategic benefits of the CAPS™ platform are to enhance through automation, the objectivity, accuracy, consistency and throughput of traditional toxicologic pathology workflow. By automating the routine aspects of tissue evaluation, CAPS™ is expected to increase efficiency by allowing pathologists to focus on the higher-value decision making, thereby shortening the time to report initiation. A number of large global pharmaceutical clients are participating in the product development phase, which we believe provides important scientific input to the validation process.

SPC will be acquired for an initial payment of approximately $24.0 million, with future contingent payments based on the achievement of certain undisclosed milestones. The transaction is expected to be dilutive to 2009 earnings per share by approximately $0.02 on both a GAAP and non-GAAP basis. The transaction is expected to close by the end of August 2009, subject to customary closing conditions.

Partnership with MPM Capital

Charles River announced today that it has partnered with MPM Capital, a dedicated life science venture capital firm that has invested $1.9 billion in 109 companies over the past eleven years, in an innovative initiative targeted at advancing underfunded compounds with therapeutic promise to proof of concept as quickly and efficiently as possible. As part of this new program, with scientific input from Charles River, MPM will focus on identifying promising preclinical compounds from biopharmaceutical companies, and lead the investor syndicates that would spin out those assets. Leveraging its core competencies, Charles River will have exclusive rights to provide contract research services for discovery and preclinical services to advance these compounds through the milestones necessary for an IND (Investigational New Drug) filing with the Food and Drug Administration (FDA), and first-in-human safety testing through its Phase I clinic in Tacoma, Washington. Where appropriate, Charles River will also provide services to MPM’s current portfolio companies for their preclinical work.

Partnering with MPM offers Charles River the opportunity to establish itself as a provider of choice for a unique client group which is emerging as biopharmaceutical companies are increasingly rationalizing and reprioritizing their development pipelines. This innovative initiative provides them an avenue to develop therapeutic compounds, employing a virtual infrastructure backed by Charles River’s extensive discovery and preclinical services capabilities, thereby accelerating the drug development process in a cost efficient manner.

Webcast

Charles River Laboratories has scheduled a live webcast on Wednesday, August 5, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude amortization of intangible assets and other charges related to our acquisitions, charges related to the dispositions of our clinical Phase I business in Scotland and our legacy preclinical facility in Worcester, Massachusetts, expenses associated with evaluating acquisitions, the gain on the curtailment of our U.S. defined benefit plan in 2008, operating losses attributable to our businesses we plan to close or divest, severance costs associated with our 2009 first- and second-quarter cost-saving actions, and the additional interest recorded as a result of the adoption of FSP No. APB 14-1. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected 2009 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; the impact of specific actions intended to improve overall operating efficiencies and profitability; the timing of the opening of new and expanded facilities by us and our competitors; the intended acquisition of SPC; Charles River’s expectations with respect to the impact of SPC and Cerebricon on the Company, its service offerings, and earnings; Charles River’s expectations with respect to the partnership with MPM Capital, including any additional service revenue that may be generated; our future stock purchase activities; future cost reduction activities by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales growth and foreign exchange impact. In addition, these statements include the availability of funding for our customers and the impact of economic and market conditions on them generally, and the anticipated strength of our balance sheet, the effects of our first- and second-quarter 2009 cost-saving actions and other actions designed to manage expenses, operating costs and capital spending, and to streamline efficiency, and the ability of the Company to withstand the current market conditions. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate the acquisition of the business and assets of Piedmont Research Center, LLC, Cerebricon and SPC; the ability to successfully develop and commercialize SPC’s technology platform; a decrease in research and development spending, a decrease in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 23, 2009, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our approximately 8,500 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Total net sales	$308,159	$352,134	$609,685	$689,819
Cost of products sold and services provided	193,696	214,147	387,002	421,455
Gross margin	114,463	137,987	222,683	268,364
Selling, general and administrative	56,582	61,079	118,760	120,399
Amortization of intangibles	7,219	7,600	13,368	15,171
Operating income	50,662	69,308	90,555	132,794
Interest income (expense)	(4,942)	(3,145)	(9,546)	(5,555)
Other income (expense)	1,565	(267)	1,303	(1,104)
Income before income taxes and noncontrolling interests	47,285	65,896	82,312	126,135
Provision for income taxes	13,630	17,088	23,788	33,271
Net income	33,655	48,808	58,524	92,864
Noncontrolling interests	499	258	1,035	341
Net income attributable to common shareholders	$34,154	$49,066	$59,559	$93,205

Earnings per common share
Basic	$0.53	$0.73	$0.91	$1.38
Diluted	$0.52	$0.70	$0.91	$1.32

Weighted average number of common shares outstanding
Basic	65,046,023	67,328,432	65,467,929	67,416,639
Diluted	65,222,498	70,363,643	65,615,498	70,464,092

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	June 27, 2009	December 27, 2008
Assets
Current assets
Cash and cash equivalents	$154,806	$243,592
Trade receivables, net	209,888	210,214
Inventories	96,403	96,882
Other current assets	108,608	67,451
Total current assets	569,705	618,139
Property, plant and equipment, net	857,517	837,246
Goodwill, net	478,814	457,578
Other intangibles, net	153,368	136,100
Deferred tax asset	33,277	37,348
Other assets	60,937	55,002
Total assets	$2,153,618	$2,141,413

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt & capital leases	$35,404	$35,452
Accounts payable	36,568	40,517
Accrued compensation	51,393	54,870
Deferred revenue	74,930	86,707
Accrued liabilities	50,370	60,741
Other current liabilities	20,980	22,711
Total current liabilities	269,645	300,998
Long-term debt & capital leases	486,487	479,880
Other long-term liabilities	114,530	118,827
Total liabilities	870,662	899,705
Total shareholders’ equity	1,282,956	1,241,708
Total liabilities and shareholders’ equity	$2,153,618	$2,141,413

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Research Models and Services
Net sales	$165,682	$172,848	$327,172	$341,444
Gross margin	71,206	76,429	139,519	152,685
Gross margin as a % of net sales	43.0%	44.2%	42.6%	44.7%
Operating income	50,894	52,199	98,338	108,012
Operating income as a % of net sales	30.7%	30.2%	30.1%	31.6%
Depreciation and amortization	8,049	7,024	15,722	13,690
Capital expenditures	6,307	23,898	13,931	34,507

Preclinical Services
Net sales	$142,477	$179,286	$282,513	$348,375
Gross margin	43,257	61,558	83,164	115,679
Gross margin as a % of net sales	30.4%	34.3%	29.4%	33.2%
Operating income	16,336	28,849	26,882	52,117
Operating income as a % of net sales	11.5%	16.1%	9.5%	15.0%
Depreciation and amortization	14,851	16,012	29,148	31,693
Capital expenditures	14,130	41,055	31,131	71,076

Unallocated Corporate Overhead	$(16,568)	$(11,740)	$(34,665)	$(27,335)

Total
Net sales	$308,159	$352,134	$609,685	$689,819
Gross margin	114,463	137,987	222,683	268,364
Gross margin as a % of net sales	37.1%	39.2%	36.5%	38.9%
Operating income	50,662	69,308	90,555	132,794
Operating income as a % of net sales	16.4%	19.7%	14.9%	19.3%
Depreciation and amortization	22,900	23,036	44,870	45,383
Capital expenditures	20,437	64,953	45,062	105,583

	CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
	RECONCILIATION OF GAAP TO NON-GAAP
	SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED) (1)
	(dollars in thousands)

		Three Months Ended		Six Months Ended
		June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Research Models and Services
	Net sales	$165,682	$172,848	$327,172	$341,444
	Operating income	50,894	52,199	98,338	108,012
	Operating income as a % of net sales	30.7%	30.2%	30.1%	31.6%
	Add back:
	Amortization related to acquisitions	1,745	594	2,632	1,128
	Severance	139	-	2,848	-
	Impairment and other charges (2)	-	634	-	634
	Operating income, excluding specified charges (Non-GAAP)	$52,778	$53,427	$103,818	$109,774
	Non-GAAP operating income as a % of net sales	31.9%	30.9%	31.7%	32.1%

Preclinical Services
	Net sales	$142,477	$179,286	$282,513	$348,375
	Operating income	16,336	28,849	26,882	52,117
	Operating income as a % of net sales	11.5%	16.1%	9.5%	15.0%
	Add back:
	Amortization related to acquisitions	5,474	7,006	10,735	14,043
	Severance	1,535	-	4,311	-
	Impairment and other charges (2)	85	2,187	1,612	2,873
	Operating losses for PCS Arkansas and Phase 1 Scotland	1,139	-	2,682	-
	Operating income, excluding specified charges (Non-GAAP)	$24,569	$38,042	$46,222	$69,033
	Non-GAAP operating income as a % of net sales	17.2%	21.2%	16.4%	19.8%

Unallocated Corporate Overhead		$(16,568)	$(11,740)	$(34,665)	$(27,335)
	Add back:
	Severance	5	-	1,653	-
	Impairment and other charges (2)	86	-	183	-
	SFAS No. 141(R) (costs associated with the evaluation of acquisitions)	410	-	639	-
	U.S. pension curtailment	-	(3,276)	-	(3,276)
	FSP No. APB 14-1 (convertible debt accounting) (3)	53	15	97	29
	Unallocated corporate overhead, excluding specified charges (Non-GAAP)	$(16,014)	$(15,001)	$(32,093)	$(30,582)

Total
	Net sales	$308,159	$352,134	$609,685	$689,819
	Operating income	50,662	69,308	90,555	132,794
	Operating income as a % of net sales	16.4%	19.7%	14.9%	19.3%
	Add back:
	Amortization related to acquisitions	7,219	7,600	13,367	15,171
	Severance	1,679	-	8,812	-
	Impairment and other charges (2)	171	2,821	1,795	3,507
	Operating losses for PCS Arkansas and Phase 1 Scotland	1,139	-	2,682	-
	SFAS No. 141(R) (costs associated with the evaluation of acquisitions)	410	-	639	-
	U.S. pension curtailment	-	(3,276)	-	(3,276)
	FSP No. APB 14-1 (convertible debt accounting) (3)	53	15	97	29
	Operating income, excluding specified charges (Non-GAAP)	$61,333	$76,468	$117,947	$148,225
	Non-GAAP operating income as a % of net sales	19.9%	21.7%	19.3%	21.5%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.
(2)	2009 includes an asset impairment and costs due to the sale of our clinical Phase I business in Scotland, as well as additional miscellaneous costs. 2008 includes the disposition of the Company's Preclinical Services facility in Worcester, Massachusetts, as well as an asset impairment related to the divestiture of the Company's Vaccine business in Mexico.
(3)	2009 and 2008 include the impact of FSP No. APB 14-1 for convertible debt accounting, which increased depreciation expense.

	CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
	RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (1)
	(dollars in thousands, except for per share data)

		Three Months Ended		Six Months Ended
		June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

	Net income attributable to common shareholders	$34,154	$49,066	$59,559	$93,205
	Add back:
	Amortization related to acquisitions	7,219	7,600	13,367	15,171
	Severance	1,679	-	8,812	-
	Impairment and other charges (2)	171	2,821	1,795	3,507
	Operating losses for PCS Arkansas and Phase 1 Scotland	1,139	-	2,682	-
	SFAS No. 141(R) (costs associated with the evaluation of acquisitions)	410	-	639	-
	U.S. pension curtailment	-	(3,276)	-	(3,276)
	FSP No. APB 14-1 (convertible debt accounting ), net (3)	2,688	1,953	5,085	3,711
	Tax effect	(4,331)	(2,794)	(10,620)	(6,142)
	Net income, excluding specified charges (Non-GAAP)	$43,129	$55,370	$81,319	$106,176

	Weighted average shares outstanding - Basic	65,046,023	67,328,432	65,467,929	67,416,639
	Effect of dilutive securities:
	2.25% senior convertible debentures	-	1,454,072	-	1,438,261
	Stock options and contingently issued restricted stock	173,182	1,271,120	144,342	1,318,566
	Warrants	3,293	310,019	3,227	290,626
	Weighted average shares outstanding - Diluted	65,222,498	70,363,643	65,615,498	70,464,092

	Basic earnings per share	$0.53	$0.73	$0.91	$1.38
	Diluted earnings per share	$0.52	$0.70	$0.91	$1.32

	Basic earnings per share, excluding specified charges (Non-GAAP)	$0.66	$0.82	$1.24	$1.57
	Diluted earnings per share, excluding specified charges (Non-GAAP)	$0.66	$0.79	$1.24	$1.51

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.
(2)	2009 includes an asset impairment and costs due to the sale of our clinical Phase I business in Scotland, as well as additional miscellaneous costs. 2008 includes the disposition of the Company's Preclinical Services facility in Worcester, Massachusetts, as well as an asset impairment related to the divestiture of the Company's Vaccine business in Mexico.
(3)	The three and six months ended June 27, 2009 include the impact of FSP No. APB 14-1 for convertible debt accounting, which increased interest expense by $2,906 and $5,766, capitalized interest by $271 and $778 and depreciation expense by $53 and $97, respectively. The three and six months ended June 28, 2008 have been restated to include the impact of FSP No. APB 14-1, which increased interest expense by $2,713 and $5,383, capitalized interest by $776 and $1,702 and depreciation expense by $15 and $29, respectively.

CONTACT:
Charles River Laboratories International, Inc.
Investor Contact:
Susan E. Hardy, 781-222-6190
Corporate Vice President, Investor Relations
or
Media Contact:
Amy Cianciaruso, 781-222-6168
Associate Director, Public Relations